Exhibit 13.1
                            Senior Care Industries, Inc.

                              FINANCIAL STATEMENTS
                       December 31, 1999 and December 31, 2000

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

INDEPENDENT AUDITOR'S REPORT                                                 F-2

BALANCE SHEET - ASSETS                                                       F-3

BALANCE SHEET - LIABILITIES AND SHAREHOLDER'S EQUITY                         F-4

STATEMENT OF OPERATIONS                                                      F-5

STATEMENT OF STOCKHOLDERS' EQUITY                                            F-6

STATEMENT OF CASH FLOWS                                                      F-7

NOTES TO THE  FINANCIAL STATEMENTS                                           F-8

Ludlow & Harrison
A CPA Corporation
3545 Camino Del Rio South, Suite D
San Diego, CA 92108

AMENDED INDEPENDENT AUDITOR'S REPORT

Board of Directors                                               June 26, 2000
Senior Care Industries, Inc. (the Company)
410 Broadway, 2nd Floor
Laguna Beach, CA 92651

We have audited the Balance Sheet of Senior Care Industries, Inc., as of December 31, 1999 and December 31, 2000 and the related Statements of Operations, Stockholders' Equity and Cash Flows for those years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Senior Care Industries, Inc., as of December 31, 1999 and December 31, 2000, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Ludlow & Harrison
---------------------
Ludlow & Harrison
A CPA Corporation

                           SENIOR CARE INDUSTRIES, INC.

                                  BALANCE SHEET

                                     ASSETS

                                        December 31, 1999      December 31, 2000
                                        -----------------      -----------------

CURRENT ASSETS:

Cash                                         $    38,117          $      43,485
Notes Receivable                                                         57,903
Accounts Receivable                                                     714,526
Inventory                                                               553,250
Deposits
 Equipment Deposits                                                       1,275
 Real Estate Deposits                                                   141,700
Prepaid Federal Income Tax                                                1,400
Prepaid State Income Tax                                                 15,720
Other Current Assets                                                     16,164
Prepaid expenses                                   2,550                  8,968
                                          ---------------         --------------

Total current assets                              40,667              1,554,391
                                                                  --------------

FIXED ASSETS:

Machinery & Equipment                                                   134,835
Office Equipment                                                         17,681
Leasehold Improvements                                                   28,933
Capitalized Equipment Leases                                             50,673
Less: Accumulated Depreciation                                          (51,084)
                                                                  --------------
Total Machinery, Equipment & Leasehold Improvements                     181,038

Real Estate
 Construction in Progess-Capitalized Interest                           839,951
 Construction in Progress                     13,744,857             14,889,307
 Rental Property                               1,800,000              1,800,000
 Capitalized Expenses on Real Estate Projects                         2,251,198
Less: Accumulated Depreciation                   (22,222)               (44,284)
                                          ---------------         --------------
Total Real Estate                             15,522,635             19,736,172
                                          ---------------         --------------
Total Fixed Assets                            15,522,635             19,917,210

OTHER ASSETS:

Goodwill Noble Furniture                                              1,732,240
Investment in Rent USA, Inc.                                          2,250,000
Investment in LLC                              3,234,000              3,234,000
Less: Accumulated Amortization                                          (76,088)
                                          ---------------         --------------
Total Other Assets                             3,234,000              7,139,252
                                          ---------------         --------------
TOTAL ASSETS                              $   18,797,302          $  28,610,854
                                          ===============         ==============

See accompanying notes and auditor's report.


                          SENIOR CARE INDUSTRIES, INC.

                                  BALANCE SHEET

                       LIABILITIES AND STOCKHOLDERS' EQUITY

                                                 December 31, 1999       December 31, 2000
                                                 -----------------       -----------------
CURRENT LIABILITIES:

Accounts Payable                                                             $    462,585
Accrued Payroll Payable                                                            11,178
Garnishment Payable                                                                   552
Payroll Taxes Payable                                                               7,597
Accrued State Income Taxes Payable                                                  4,090
State Sales Tax Payable                                                               512
Notes Payable, Current Portion                                                     23,074
Reserve Accounts                                                                    4,995
Current Portion Real Estate Loans                          200,110
                                                     --------------          -------------
Total Current Liabilities                                  200,110                514,584

LONG TERM LIABILITIES

Notes Payable, Non Current Portion                         700,000              2,561,021
Real Estate Loans Payable                                8,935,613             13,024,623
                                                     --------------          -------------
Total Long Term Liabilities                              9,635,613             16,100,228
                                                     --------------          -------------

TOTAL LIABILITIES                                       10,600,946             16,100,228
                                                     --------------          -------------

STOCKHOLDERS' EQUITY:

Series A convertible preferred stock, $.001 par value
34,500 shares issued and outstanding                            34
Series B convertible preferred stock, $.001 par value
400,000 shares issued and outstanding                          400
Series D convertible preferred stock, $.001 par value
2,000,000 shares authorized and outstanding                                        2,000
Common stock, $0.001 par value, 50,000,000 shares
authorized, 6,662,154 shares issued and outstanding          6,662
13,399,001 shares issued and outstanding                                          13,399
Additional paid in capital                              10,262,533            14,639,861
Accumulated deficit                                     (2,073,273)           (2,144,634)
                                                     --------------          -------------

Total stockholders' equity                               8,196,356            12,510,634
                                                     --------------          -------------

TOTAL LIABILITES AND STOCKHOLDERS' EQUITY            $  18,797,302          $ 28,610,854
                                                     ==============          =============

See accompanying notes and auditor's report.


                               SENIOR CARE INDUSTRIES, INC.

                                 STATEMENTS OF OPERATIONS

                                      For Years Ended

                                                              December 31, 1999 December 31, 2000
                                                              ----------------- -----------------
REVENUES:

Property rental                                                 $   100,428       $   687,321
Sales                                                                               5,416,210
Other Income                                                                            1,750
Sales Returns & Discounts                                                            (135,605)
Interest Income                                                                         4,943
                                                                ------------      ------------
Total Income and Net Sales                                          100,428         5,974,619

Less: Cost of Goods Sold
 Beginning Inventory                                                                  746,157
 Materials, wood                                                                    1,604,900
 Materials, other                                                                     711,174
 Labor                                                                              1,005,100
 Insurance, Workmen=s Compensation                                                    109,557
 Payroll Taxes                                                                         97,480
 Freight                                                                               39,587
 Depreciation                                                                          51,084
 Insurance, General Liability                                                          14,492
 Repairs and Maintenance                                                               43,401
 Small Tools                                                                           16,073
 Shop Supplies                                                                        116,065
 Rent                                                                                 229,370
Less: Ending Inventory                                                               (553,250)
                                                                ------------      ------------

Total Cost of Goods                                                                 4,231,730

COSTS AND EXPENSES:

Selling, general and administrative                                 314,080         1,811,027
State Income Tax                                                                        3,223
                                                                ------------      ------------
         Total costs and expenses                                   314,080         1,814,250
                                                                ------------      ------------

Net Loss before loss on discontinued operation                     (213,652)          (71,361)

Loss on discontinued operation, net of tax of $0                    (20,816)                0
                                                                ------------      ------------

Net Loss                                                        $  (234,468)      $   (71,361)
                                                                ============      ============

Weighted average number of common shares outstanding:
                  Basic and diluted                               4,784,546        13,399,001
                                                                ============      ============
   Net Profit or loss attributable to common shareholders per share:
                  Basic and diluted                             $     (0.05)      $    (0.005)
                                                                ============      ============

See accompanying notes and auditor's report.



                          SENIOR CARE INDUSTRIES, INC.

                             STATEMENT OF CASH FLOWS

                               For the Year Ended

                                                           December 31, 1999  December 31, 2000
                                                           -----------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss                                                    $   (234,468)      $    (71,361)

Adjustments to reconcile net income to net cash used in operating activities:

Depreciation expense                                              22,222             73,147
Amortization expense                                                                 76,988
Loss on discontinued operation                                    20,816

Changes in operating assets and liabilities:
Inventory                                                                          (553,250)
Accounts Receivable                                                                (772,420)
Prepaid expenses                                                  (2,550)          (182,677)
Accrued interest expense                                          65,333
Accounts Payable                                                                    314,583
                                                            -------------      -------------
         Net cash used in operating  activities                 (128,647)        (1,114,999)
                                                            -------------      -------------
CASH FLOWS FROM INVESTING ACTIVITIES:

Costs of real estate construction                             (3,884,857)        (4,235,600)
Acquisition of Noble fixed assets                                                  (232,199)
Acquisition of Noble goodwill                                                    (1,732,240)
Investment in Rent USA                                                           (2,250,000)
                                                            -------------      -------------

         Net cash in investing activities                     (3,884,857)        (8,449,962)

CASH FLOWS FROM FINANCING ACTIVITIES

Common stock and paid in capital transactions                      5,000          4,385,631
Proceeds from construction/real estate and other loans         4,045,789          5,184,658
                                                            -------------      -------------

         Net cash provided by financing activities             4,050,789          9,570,329
                                                            -------------      -------------
Net increase  in cash                                             37,285              5,368

Cash at beginning of period                                          832             38,117
                                                            -------------      -------------
Balance at end of period                                    $     38,117       $     43,485
                                                            =============      =============
Supplemental disclosure of cash flow information
Cash paid during the year for:
                  Interest expense,
                  Net of amounts capitalized                $     81,433       $    758,518
                                                            =============      =============

Supplemental disclosure of non-cash
investing and financing activities:
The Company acquired the following assets
and assumed liabilities for
common and preferred shares during the year for:
                  Real estate                            $11,660,000
                  Investment in LCC                        3,234,000
                  Investment in Stock                                         3,982,240
                  Real estate loans                       (5,789,824)
                  Note payable                              (700,000)
                                                        ------------        ------------
                                                         $ 8,404,176        $ 3,982,240
                                                        ============        ============

See accompanying notes and auditor's report.


                                                        SENIOR CARE INDUSTRIES, INC.

                                                STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                               For the Years Ended December 31, 1999 and 2000

                              Series A          Series B         Series D                       Additional                 Total
                          Preferred Stock  Preferred Stock   Preferred Stock   Common    Stock    paid-in  Accumulated Stockholder's
                          Shares   Amount  Shares    Amount  Shares    Amount  Shares    Amount   capital    Deficit      Equity
                          ----------------------------------------------------------------------------------------------------------
Balances as of
December 31, 1998
and 1997                    34,500      34        -   $    -     -       -       182,032     182  1,860,237  (1,838,805)     21,648

Common stock
issued for cash                  -       -        -        -     -       -     5,000,000   5,000          -           -       5,000

Stock issued for net
assets  purchased from
East-West Community
Developer, Inc.                  -       -  400,000      400     -       -     1,480,122   1,480   8,402,296          -   8,404,176
(as restated - see Note 2)

Net loss December 31, 1999       -       -        -        -     -       -             -     -             -   (234,468)   (234,468)
(as restated - see Note 2)

Balances as of
December 31, 1999           34,500      34  400,000      400     -       -     6,662,154  $6,662  10,262,533 (2,073,273)  8,196,356
                           ---------------------------------------------------------------------------------------------------------
Conversion of
Series A Preferred         (34,500)    (34)                                      172,500     172                                172

Conversion of
Series B Preferred                         (400,000)    (400)                  2,000,000   2,000                              2,000

Stock Issued for
Purchase of Assets                                           2,000,000  2,000    750,000     750   5,434,750              5,436,750

Stock Dividend
11 shares for 10                                                               1,132,411   1,133  (1,131,278)            (1,131,273)

Stock Issued to
Consultants, Officers
& Directors                                                                    2,540,772   2,541    (500,192)              (500,192)

Regulation S Stock
issued to Europeans                                                              141,164     141      72,284                 72,234

Net Loss December 31, 2000                                                                                      (71,361)    (71,361)
Balances as of
December 31, 2000            -       -        -        -    2,000,000  2,000  13,399,001  13,399  14,066,736 (2,144,634) 12,510,626
                           =========================================================================================================


See accompanying notes and auditor's report.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                      December 31 1999 and December 31, 2000

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized February 26, 1968 under the laws of the State of Idaho as Golden Chest, Inc. ("the Company"). During all of 1998 and through April 1999, the Company was inactive.

On April 2, 1999, the Company transferred its existing assets which consisted of patented mining claims to Paymaster Resources Incorporated. There were no liabilities. Paymaster Resources Incorporated was a company that was controlled by the directors of Golden Chest, Inc. who thereafter resigned and new directors were appointed. The purpose of this transfer was to leave Golden Chest with no assets and no liabilities. The book value of these assets was $20,816, which is recorded as a loss from discontinued operations in the accompanying statement of operations for 1999.

On April 2, 1999, the Company Board of Directors authorized a 1 for 100 reverse stock split of the Company's $0.10 par value common stock. On April 3, 1999, the Company's Board of Directors approved increasing the authorized common stock to 25,000,000 shares at $0.001 par value and increasing the authorized preferred stock to 5,000,000 shares at $0.001. For purposes of comparison, all financial statements reflect the retroactive effects of the reverse split and the changes in par value and authorized common and preferred stock.

On April 30, 1999, the Company completed an asset purchase agreement where it purchased the assets and assumed the liabilities of East-West Developer, Inc. ("East-West") for a note payable of $700,000, 1,480,122 shares of common stock, and 400,000 shares of Series B preferred stock. The Series B preferred stock was converted on April 5, 2000 to common stock in the Company. The total value of the acquisition of $8,404,176 was based on the book value of net assets of East-West which Senior Care received, which consist of real estate assets that had been recently appraised and related real estate loans. Management felt that the recent appraisals where sufficient determinants of value as of the acquisition date.

On August 26, 1999, the Company changed its name to Senior Care Industries, Inc. and the corporate situs to Nevada.

The Company previously reported its financial statements under SFAS 7 as a developmental stage company. During fiscal 1999, the Company was no longer considered in the development stage as it has generated income from its intended sources since that year.

The Company had a net loss of ($71,361) for the year ended December 31, 2000 which increased its accumulated deficit to ($2,144,634) as of that date. Management believes its rental operations, acquisitions and anticipated sales of condominium units beginning in the first quarter of 2001 will be sufficient to fund its operations and meet its working capital requirements through the end of 2001 and beyond. There is no assurance that the Company will be able to generate sufficient revenues or obtain sufficient funds where needed, or that such funds, if available, can be obtained on terms satisfactory to the Company.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

Accounting policies for investments in other entities:

Senior Care has investments in the Delran Associates, LLC, Noble Furniture and Rent USA.

The Delran investment was part of the East-West Developer asset acquisition and was based on the book value of net assets which Senior Care received, which consist of real estate assets that were recently appraised. Senior Care received a 45% membership interest in that limited liability company.

The purchase of Noble Furniture was valued based upon an appraisal of the assets of that company and the number of shares of Senior Care Common stock given was based upon the market price of those shares as of the date the transaction was completed. The difference between the value of the assets and the value of the stock paid was considered good will and is being amortized over a period of 15 years. In that transaction, Senior Care obtained all of the outstanding shares of Noble Furniture and it is now a wholly owned subsidiary.

Senior Care purchased common stock in Rent USA in exchange for Series D Preferred stock in Senior Care. The value of the transaction was based upon the book value of Rent USA as of September 30, 2000, which was the most recent financial statements available prior to the effective date of the transaction. Senior Care obtained approximately 43.5% of Rent USA which, according to those financial statements had a net asset value of $2,250,000 as of October 3, 2000.

On a quarterly basis, Senior Care management assesses whether there is likely to be any impairment of its value in its investments in Rent USA or Delran. Whether there is any impairment is determined after reviewing the financial statements of those entities and making a determination as to whether in the view of management, the investment is impaired for any reason. If the investment is considered impaired, then management should inform its principal accountant accordingly and adjustments to the value of the asset will be made on the financial statements.

General accounting polices and procedures are as follows:
---------------------------------------------------------

a. Senior Care records revenues from real estate sales when the escrow on the real estate transaction closes, that is when title has passed to the buyer and Senior Care receives the money it is owed on the transaction. No real estate sales had occurred as of the end of the period reported here. No policy has yet been developed on the value of property held for resale and whether the value of that property may be impaired as a result of not being able to sell it.
     Once the Company has some experience in the resale of property held for resale, then such a policy will be developed.

     As to rental income, rent is treated as received when it is actually received.

     The only sales which Senior Care had during the reporting period were from furniture sales at Noble Furniture. Sales are recorded when the furniture is delivered to the customer.

b. The Company has not yet adopted any policy regarding payment of dividends. No cash dividends have been paid since inception.

c. The cost of buildings and improvements are depreciated over the estimated useful life when they are placed in service. The Company utilizes the straight-line method of depreciation calculated over thirty years.

d. The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                      December 31 1999 and December 31, 2000

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

e. The Company is required to estimate the fair value of all financial instruments included on its balance sheet at December 31, 2000. The Company considers the carrying value of such amounts in the financial statements (cash, real estate loans and note payable) to approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization and interest rates, which approximate current market rates.

f. The Company has net operating loss carry forwards as of December 31, 2000 that results in a deferred tax asset of approximately ($2,144,634). The Company has recorded a valuation allowance of against this asset in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for income taxes." The Company will review its need for a provision for income taxes after each operating quarter and each period for which a statement of operations is presented. The Company's marginal tax rate is 0% as a result of the valuation allowance.

g. Basic net income per common share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Incremental common shares issuable upon the exercise of convertible preferred stock and options, are included in the computation of diluted net income per common share to the extent such shares are dilutive.

h. The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. At December 31, 2000, management determined that there has been no impairment of the Company's long-lived assets. There can be no assurance, however, that market conditions will not change or demands for the Company's services will continue which could result in future long-lived asset impairments.

i.   Inventories are stated at cost determined using the first-in, first-out
     (FIFO) method, but not in excess of market. Inventories consist of raw materials, work-in process and finished goods. Costs include materials and direct labor. Inventories as stated on these financial statements are net after a deduction for doubtful accounts. Doubtful accounts from experience are a minor amount and for that reason, have not been stated separately.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 3 - REAL ESTATE

Real estate is made up of the following at

                                     December 31, 1999      December 31, 2000
                                     -----------------      -----------------

Rental property                        $ 1,800,000             $ 1,800,000
Capitalized Construction Interest                                  839,951
Capitalized Expenses                                             2,251,199
Construction in progress                13,744,857              14,889,306
Less: Accumulated Depreciation                                     (44,285)
                                      ------------            ------------
                                       $15,522,635             $19,736,172
                                      ============            ============

Senior Care did not begin capitalizing construction expenses and interest pursuant to Statement of Financial Accounting Standards No. 34 until January 1, 2000.

Senior Care capitalized the following on construction projects during 2000:

Detail of Capitalized Expenses:

San Jacinto 223 Home Project                                        $   113,068
Pahrump 3,500 Home Project                                              120,390
Flamingo 55 Town Home Project                                            56,410
Signature Properties, New Mexico                                         37,362
Bellflower Christian Center                                              16,010
Evergreen Manor II                                                      213,077
Pecos Russell Business Center                                         1,567,134
Friendly Bear Plaza                                                      37,683
Broadway-Acacia                                                           7,285
Other Projects under consideration not yet identified                    82,780
                                                                   ------------
Total                                                               $ 2,251,199

Detail of Capitalized Interest:

Evergreen Manor II                                                  $   397,357
Signature Properties                                                     11,297
Friendly Bear Plaza                                                     180,819
Pecos Russell Business Center                                           250,478
                                                                   ------------
Total                                                               $   839,951

The following projects were under construction as of the periods ended:

                                     December 31, 1999           December 31, 2000
                                     -----------------           -----------------
Evergreen Manor II                      6,284,000                   7,428,249
Pecos Russell Business Center           3,500,200                   3,500,200
Friendly Bear                           3,400,657                   3,400,657
Signature Properties                      560,000                     560,000
                                     --------------              --------------
Total:                               $ 13,744,857                $ 14,889,306


                          SENIOR CARE INDUSTRIES, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 4 - MORTGAGE DEBT

The Company had the following mortgage obligations as of December 31, 2000 as summarized below.

Friendly Bear Property
----------------------
A secured term loan with a bank, bearing interest at 8.5%, payable in equal monthly installments of $17,312.
Balloon payment due 2009.                                            $2,139,435

Signature Property
------------------
A construction loan with a mortgage company, bearing
interest at 12.5% payable in interest only monthly installments
of $26,695. Balloon payment due June 1, 2003.                         2,297,025

Pecos Russell
-------------

A construction loan with a mortgage company, bearing
interest at 12.5% payable in interest only monthly
installments of $11,219. Balloon payment due January
2000. The loan was refinanced with a bank bearing
interest at 9.25% payable in monthly installments of
principal of $9,400 plus interest through December
2009. Balloon payment due January 2010.                               2,753,478

Broadway Property
-----------------
A 1st trust deed loan with a bank, bearing interest at 8.375%
payable in monthly installments
of principal and interest of $7,116 through March 2027.                 692,079

A 2nd trust deed loan with a bank, bearing interest
at 14% payable in monthly installments of principal
and interest of $2,200 through January 2001. Balloon
payment due February 2002.                                              311,789

Evergreen Manor Property
------------------------
A construction loan with a bank, bearing interest
at prime plus 1.25% payable in interest only monthly
installments of $17,538. Balloon Payment due
February, 2002.                                                       4,830,817
                                                                    ------------
Total                                                               $13,024,623
                                                                    ============
Maturities of mortgage notes payable are as follows:

         2002                                                     5,142,606
         2003                                                     2,467,925
         2004 and thereafter                                      7,610,531
                                                                ------------

                                                                $13,024,623
                                                                ============

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                      December 31 1999 and December 31, 2000

NOTE 5   OTHER SECURED DEBT

The Company as part of the asset purchase agreement with East- West Community Developer, agreed to issue to a non-related third party a $700,000 note with principal and accrued interest due on March 29, 2002.

Noble Furniture has a credit line with Celtic Capital which is secured by inventory and accounts receivable under the terms of which Noble can borrow 50% of current inventory and 80% of eligible accounts receivable. Eligible accounts receivable are receivables which are due within a period of 60 days. Celtic also allows a portion of Noble's equipment also to act as collateral. The weighted average interest rate on borrowings under the Celtic credit line was 12% during the year 2000.

Senior Care also has a credit line with American Auditors, LLC but that credit line is not secured by any assets of Senior Care.

The balances due on these credit lines as of the end of the years were as follows:

                                     December 31, 1999      December 31, 2000
                                     -----------------      -----------------

Celtic Capital
        Accounts Receivable                                   $  408,028
        Inventory                                                 83,000
        Equipment                                                 93,700
                                                              ----------
        Total Celtic Capital:                                    584,728
American Auditors                                              1,276,293
East-West Community Developer        $    700,000                700,000
                                     ------------             ----------
Total Other Loans:                   $    700,000             $2,561,021
                                     ============             ==========

NOTE 6 - COMMON STOCK

On May 1, 2000 the Company purchased Noble Furniture for 750,000 shares of Company common stock valued at $3,187,500. The combination has been accounted for by the purchase method. Accordingly, the Company recorded assets acquired at their fair values. The Company accounted for the acquisition under the purchase method of accounting and recorded a total of $1,732,240 in goodwill, which is being amortized over 15 years. The difference between the actual purchase price and the amount of goodwill is the appraised value of the equipment and other tangible assets which Noble owned at the time the company was purchased. No intangibles were included in that determination.

The Articles of Incorporation authorize 50,000,000 shares of common stock. As of December 31, 2000, the Company had a total of 13,399,001 shares outstanding. It should be noted here that on March 15, 2001, a 30 to 1 reverse split reduced the number of outstanding shares from that amount to 446,634.

NOTE 7 - PREFERRED STOCK

SERIES A
--------
As of April 2, 1999 the Company had 34,500 of its Series A preferred stock, convertible at .12 shares of the Company's $0.001 par value common stock for 1 share of preferred. The Series A preferred shares have no preferences for the payment of dividends or liquidation preferences. Those shares were converted to 172,500 shares of common stock on April 5, 2000. There are presently no Class A Preferred shares outstanding.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 7   PREFERRED STOCK, CONTINUED

SERIES B
--------
On April 30, 1999 as part of the East-West purchase the Company issued 400,000 shares of its Series B preferred stock, par value $0.001, convertible at 5 shares of common stock for each share of preferred stock converted. The Series B preferred shares have no preferences for the payment of dividends or liquidation preferences. The option to convert the stock to common shares was exercised on April 30, 2000. As of December 31, 2000, there were no Series B Preferred shares outstanding.

SERIES C
--------
The Company set up Series C preferred stock for the purpose of issuing stock in exchange for land in Tennessee. That transaction was canceled and the stock issued was voided. There is presently no Series C preferred stock outstanding.

SERIES D
--------
On October 3, 2000, the Company issued 2,000,000 shares of Series D preferred stock to Rent USA, Inc. in exchange for 5,000,000 shares of common stock in Rent USA, Inc. which was issued to Senior Care. The transaction had a stated value in the contract of $2,250,000. 5,000,000 shares of Rent USA represented 43.5% of the shares outstanding in that company as of the date of the transaction. The value was derived by dividing the book value per share of Rent USA into the number of common shares received by Senior Care as of the most recent available financial statements for that company which were as of September 30, 2000, only three days prior to the effective date of the transaction on October 3, 2000. A copy of the financial statements of Rent USA for the period ended September 30, 2000 is attached for your information as Exhibit 99.

NOTE 8 - COMMITMENTS

The Company has an equipment lease requiring payments of $320 per month which will expire in July, 2002.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 9 - STOCK BENEFIT PLAN

The Board of Directors authorized the 2000 Stock Option Plan under the terms of which, options, if exercised, would result in the issuance of 584,792 shares of common stock were given to certain officers and directors of the Company. The option price to exercise these options was a fixed option price of $.10 per share. All of the options were exercised on or before October 1, 2000. No options were forfeit or expired during the year. The Company accounts for stock-based employee compensation arrangements under the intrinsic method pursuant to APB 25. The following table sets forth the difference between the compensation cost had the Company awarded stock on October 1, 2000 rather than providing the 2000 Stock Option Plan under the terms of which employees paid the Company $.10 per share:

584,792 shares at $.10 per share: Option Price Paid:     $    58,472
Compensation Cost if stock were issued to officers
on October 1, 2000 at fair market value
of $2.00 per share [Average 30 day Bid Price]:           $(1,169,584)

NOTE 10 - EARNINGS PER SHARE

The following table sets forth the computation of basic earnings per share for the period January 1, 2000 to December 31, 2000.

         Numerator:
                  Numerator for basic net profit per share           $  (71,361)
                                                                      ==========
         Denominator:
                  Denominator for basic loss per share - weighted
                    average shares outstanding                        13,339,001
                                                                      ==========

NOTE 11 - LITIGATION

The Company has been named in litigation in the ordinary course of its business. Management believes the resolution of the matter will have an immaterial effect on the Company's financial position and results of operations.

NOTE 12  - STOCK OPTION

On April 5, 1999, in connection with the acquisition of East-West, the Company's Board of Directors authorized the Company to grant a consultant the right to subscribe for and purchase up to 5,000,000 shares of the Company's common stock, $0.001 par value at an exercise price of $0.00083333 per share expiring on April 5, 2001. On April 5, 2000, the holder of the option returned the option to the Company marked void and it was canceled on the books of the Company.

Had this option been exercised, it would have resulted in the issuance of only 166,667 shares of Common stock due to the 30 to 1 reverse split which took effect on March 15, 2001.

NOTE 13 - SUBSEQUENT EVENTS

Reverse Split of Common Shares
------------------------------

On March 12, 2001, the Shareholders authorized and the Board of Directors voted that all holders of common stock would receive 1 share of common stock for each 30 shares owned as of March 15, 2001. This resulted in reducing the number of common shares outstanding as of that date from 13,399,001 to 466,634.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 13 - SUBSEQUENT EVENTS, CONTINUED

Purchase of Assets of Tri-National Development Corporation
----------------------------------------------------------

On March 28, 2001, Senior Care entered into agreements with Tri-National Development Corporation to purchase certain real estate assets of the company and agreed to assume all debt encumbering those real estate assets. The purchase of the assets became effective on April 30, 2001:

1.     THE HILLS OF BAJAMAR

Under the contract with Senior Care, 650 acres will be conveyed plus 100% of Tri-National's rights under the Option Agreement. The purchase price by Senior Care was $14,950,000, or in the area of $23,333 per acre. Senior Care paid 300,000 shares of Series F Convertible Preferred stock which is convertible into 20 shares of Senior Care Common stock for each share of Series F Preferred on a formula which allows 20% of the Preferred shares to be converted in the 24th month following the acquisition and 20% convertible on each 12th month anniversary date thereafter until all of the Preferred shares have been converted. Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

Senior Care may repurchase a total of $11,262,481 in Series F Convertible Preferred by the issuance of Series I Preferred stock which will then be issued to Tri-National's Corporate Note holders.

2.   PLAZAS RESORT TIMESHARES AND COMMERCIAL PROPERTY

Senior Care purchased this property for $16,079,055. Senior Care assumed the outstanding mortgage on the property of $9,079,055 and will pay a total of $7,000,000 by issuing 150,000 shares of Series F Convertible Preferred stock. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

3.  PLAZA ROSARITO

Senior Care purchased this property for a total purchase price of $13,000,000 for the 15 acre undeveloped ocean front property and $20,200,000 for the 9 acres of developed land where the partially completed shopping center is located. The payment is being made by the issuance of 500,000 shares of Series F Preferred stock in Senior Care which is convertible to Common stock on the conversion formula which was discussed above. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 13 - SUBSEQUENT EVENTS, CONTINUED

4.  PORTAL DEL MAR CONDOMINIUMS

Senior Care purchased a 2/3rds undivided interest in this property for $6,000,000 paying 50,000 shares of Series F Convertible Preferred which is convertible to Common stock on the conversion formula which was discussed above. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

Senior Care assumed its proportional share of the debt on this property. Senior Care's portion of that debt is approximately $600,000.

Recap of Tri-National Acquisitions:
----------------------------------

Senior Care purchased assets held by Tri-National's Mexican subsidiaries and assumed debt as follows:

Name of Property        Purchase Price          Debt Assumed        Net Assets Acquired
---------------------------------------------------------------------------------------

Hills of Bajamar        $14,950,000                                 $14,950,000

Plazas Resort           $16,079,055             $ 9,079,055         $ 7,000,000

Plaza Rosarito          $33,200,000                                 $33,200,000

Portal Del Mar          $ 6,000,000             $   600,000         $ 5,400,000
                        -----------             -----------         -----------
Total:                  $70,229,055             $ 9,679,055         $60,550,000


NOTE 14 - SEGMENT INFORMATION

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers.

Senior Care has developed the following segment information, the first being from rental income which the Company receives from the rental of its income real property, Broadway-Acacia, Pecos Russell Business Center and Friendly Bear. The second is income received from the Noble Furniture manufacturing operation. Eventually, once income begins being derived from the sale of property which the Company holds for resale such as Evergreen Manor II, the Company will report that income as a segment as well.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 14, SEGMENT INFORMATION, CONTINUED

Income from the rental property segment and expenses incurred in connection with that segment for the 12 month period ended is as follows [there was no separate reporting of segments during the year 1999 due to the fact that the Company was beginning its operations and had not yet identified segments]:

                                     1999                2000
                                 -------------        ------------

Rental Income                     $ 100,428           $  687,321
Less: General & Administrative
       Expenses                    (314,080)            (790,175)
                                  ---------            ---------
Loss Attributable to
 Rental Operations:               $(213,652)          $ (102,854)

Income and expenses incurred in connection with the Company's Noble Furniture operations are as follows:

Sales                                                 $5,282,355
Less: Cost of Good Sold                               (4,231,730)
                                                      ----------
Gross Profit on Sales                                  1,050,624
Less: Selling, General &
         Administrative Expenses                      (1,020,852)
                                                      ----------
Net Profit Before Taxes                                   29,772
Less: State Income Tax                                     3,223
                                                      ----------
Net Profit from Furniture Operations:                 $   26,549

NOTE 15, RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the calculation required to establish the ratio of earnings to fixed charges for the periods ended:

                                     December 31, 1999           December 31, 2000
                                     -----------------           -----------------
Fixed Charges
 Interest Expensed & Capitalized
    Interest on Real Estate                                      $    839,951
    Interest on Credit Lines         $    115,000                     190,284
 Capitalized Expenses                                               2,251,198
                                     ------------                ------------
Total Fixed Charges:                 $    115,000                $  3,281,433

Earnings
 Pretax Income                       $   (234,468)               $    (71,361)
 Fixed Charges                            115,000                   3,281,433
 Amortization of Capitalized Interest                                 (44,284)
Less:
 Capitalized Interest                                                (839,951)
                                      -----------                ------------
                                      $   119,468                $  2,324,837

Resultant Ratio of Earnings to
 Fixed Charges                            1.04:1                    1:.71
